EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
YRC Worldwide Inc.:
We consent to the incorporation by reference in the registration statements (No. 333‑215142) on Form S-3 and (Nos. 333-121470, 333-139691, 333-144958, 333-159354, 333-167931, and 333-178223) on Form S-8 of YRC Worldwide Inc. of our reports dated February 19, 2019, with respect to the consolidated balance sheets of YRC Worldwide Inc. and subsidiaries as of December 31, 2018 and 2017, and the related statements of consolidated operations, comprehensive income (loss), shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of YRC Worldwide Inc.
Our report on the consolidated financial statements refers to a change to the method of accounting for the recognition of revenue in the 2018 consolidated financial statements due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers. Our report on the consolidated financial statements also refers to a change in the method of accounting for components of net pension benefit costs in 2018 due to the adoption of ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.

/s/ KPMG LLP

Kansas City, Missouri
February 19, 2019